FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/31/2023

Work Order Item Number:	W2023013101746-2670774
Filing Number:	20232919490
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	1/31/2023 10:52:00 AM
Filing Page(s):	1

Indexed Entity Information:

Entity ID: E0556112013-3

Entity Name: BRAIN SCIENTIFIC INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
PARACORP INCORPORATED
318 N CARSON ST #208, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E0556112013-3
FVAguilar	Filing Number 20232919490
Secretary of State State Of Nevada	Filed On 1/31/2023 10:52:00 AM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Brain Scientific Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 of the Articles of Incorporation is hereby amended by adding the following paragraph: Pursuant to the Nevada Revised Statutes of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each eighty five (85) shares of common stock issued and outstanding shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be rounded up to the next whole share of common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 62.73%

4. Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *Bonnie-Jeanne Gerety*

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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